UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):June 29, 2011

American Realty Capital New York Recovery REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-163069	27-1065431
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices)
(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 8, 2011, American Realty Capital New York Recovery REIT, Inc. (“we” or the “Company”), through its sponsor, American Realty Capital III, LLC, entered into a purchase and sale agreement with MCP SO Strategic, 56, L.P. to acquire one fee-simple parking garage commercial condominium property. On June 27, 2011, the board of directors of the Company approved the acquisition of the property, subject to the Company’s completion of its due diligence review upon which the purchase and sale agreement was conditioned, among other conditions. The Company completed its due diligence review on June 29, 2011. The closing of the acquisition occurred on June 30, 2011 at a purchase price of $5.4 million, excluding acquisition costs. The seller has no material relationship with the Company and the acquisition is not an affiliated transaction.

The Company acquired a fee-simple interest in the property, which is a parking garage commercial condominium located on 33 West 56th Street in the Midtown neighborhood of Manhattan, New York. The property is located at the base of the newly developed, luxury “Centurion Condominium” and consists of approximately 12,856 square feet of gross leasable area encompassing 76 parking spaces. The property is 100% leased to Regal Car Park, LLC, a parking management company specializing in New York City.

The Company funded the acquisition, excluding acquisition costs, of the property with (a) net proceeds from its ongoing offering of approximately $2.4 million and (b) a $3.0 million mortgage loan received from Citigroup Global Market Realty Corp. The mortgage loan bears interest at a rate of 4.39% and requires only interest payments until its maturity date in June 2016. A description of the terms of the mortgage loan is included in Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The property has been 100% leased to Regal Car Park, LLC since July 17, 2009, after completion of construction of the property in 2008. The lease has a 25-year term expiring in July 2034. The tenant has no renewal options. The annualized rental income on a straight-line basis for the remaining term of the lease is approximately $400,000. The lease contains contractual rental escalations of 3% every two years. The lease is double net inasmuch asthe landlord is responsible for maintaining the structure of the building.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2011, the Company, through its sponsor, American Realty Capital III, LLC, incurred a $3.0 million mortgage loan in connection with its acquisition of the property. The mortgage loan was advanced by Citigroup Global Market Realty Corp. The mortgage loan bears interest at a rate of 4.39% and requires only monthly interest payments with the principal balance due on the maturity date in June 2016. The mortgage loan is nonrecourse and may be accelerated only upon the event of a default. The mortgage loan may be prepaid through defeasance. As the mortgage loan is interest only, it is not subject to amortization and the principal outstanding upon maturity will remain $3.0 million.

Item 8.01. Other Events.

On July 5, 2011, the Company issued a press release attached hereto as Exhibit 99.1 announcing the closing of the Company’s acquisition of the property on June 30, 2011.

Item 9.01. Financial Statements and Exhibits.

(a)(4)
The audited and unaudited financial statements relating to the property required by Rule 3-14 of Regulation S-X are not included in this Current Report on Form 8-K. The Company will file such financial statements with the U.S. Securities and Exchange Commission within 71 calendar days after the date that this Current Report on Form 8-K must be filed, or September 15, 2011.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated July 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

Date: July 5,2011	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors